                                                                  EXHIBIT 99.(1)

                                                                    NEWS RELEASE


       AK STEEL REPORTS $68 PER TON OPERATING PROFIT IN SECOND QUARTER;
          NET INCOME RISES 65% FROM YEAR-AGO QUARTER ON RECORD SALES


  MIDDLETOWN, OH, July 20, 2000 -- AK Steel (NYSE: AKS) reported net income of $49.1 million, or $0.44 per diluted share of common stock, for the second quarter of 2000, compared to net income of $29.7 million, or $0.27 per diluted share in the 1999 period. Value-added products comprised 89% of the 1,710,000 tons of shipments in the quarter, an increase of 8% from the 81% value-added shipments in the corresponding quarter a year ago.

  Operating profit equaled $115.6 million, or $68 per ton shipped, the best quarterly operating profit per ton performance for AK Steel since the fourth quarter of 1998.

  Net sales for the 2000 second quarter were a record $1,226.1 million, an increase of more than 10% over the 1999 second quarter. The company said its average flat-rolled selling price in the quarter was $702 per ton, an increase of about $77 per ton from a year ago.

  "Strong operating and cost control performances across the company contributed to another outstanding quarter," said Richard M. Wardrop, Jr., chairman and chief executive officer. "In particular, Rockport, Mansfield and Coshocton Works turned in solid results that contributed significantly to our great quarter," he said.

  For the first six months of 2000, AK Steel reported net income of $75.6 million, or $0.68 per diluted share of common stock, an increase of 9% from the $69.3 million, or $0.63 per diluted share of common stock for the first half of 1999. Operating profit for the first half of 2000 equaled $193.8 million, or $58 per ton shipped, compared to $167.9 million, or $50 per ton shipped in the first half of 1999.

  Value-added shipments in the first half of 2000 were 2,950,000 tons, or 89% of total shipments. In the 1999 period, value-added tons represented 80% of total shipments. Sales for the first half of 2000 were $2,365.9 million, or 11% higher than in 1999. Total shipments for the first half of 2000 were 3,314,000 tons, about 2% lower than a year ago, due primarily to the shutdown in December of 1999 of a commodity galvanizing line in Dover, Ohio.

Dividends Declared
------------------

  The company's board of directors also declared a regular quarterly common stock dividend of $0.125 per share, payable on August 23, 2000, to shareholders of record on July 26, 2000; and a regular quarterly dividend of $0.90625 per share on its Series B $3.625 Cumulative Convertible Preferred Stock, payable September 30, 2000 to shareholders of record on August 31, 2000.

  AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,000 people in plants and offices in Middletown, Coshocton, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

            AK Steel Statement of Income & Earnings Per Share Data (Dollars and Shares in Millions Except Per Share Data)

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


                                                Three Months Ended          Six Months Ended
                                                      June 30,                  June 30,
                                                   2000       1999           2000        1999
                                                 --------   --------       --------    --------
Shipments (000 tons)                              1,710       1,736          3,314       3,374

Net Sales                                      $1,226.1    $1,113.5       $2,365.9    $2,137.8

Cost of Products Sold                             982.4       896.0        1,918.9     1,718.0
Selling and Administrative Expense                 67.9        77.9          132.8       151.5
Depreciation                                       60.2        50.3          120.4       100.4
                                               --------    --------       --------     --------
Total Operating Costs                           1,110.5     1,024.2        2,172.1     1,969.9

Operating Profit                                  115.6        89.3          193.8       167.9

Interest Expense                                   34.3        29.5           68.2        60.0
Other Income                                        1.1         4.9            1.5         9.6
                                               --------    --------       --------    --------
Income Before Income Taxes                         82.4        64.7          127.1       117.5

Income Tax Provision                               33.3        28.8           51.5        38.3
Minority Interest                                   ---         2.0            ---         4.0
                                               --------    --------       --------     --------
Income from Continuing Operations                  49.1        33.9           75.6        75.2

Discontinued Operations                             ---         7.5            ---         7.5
                                               --------    --------       --------     --------
Income Before Extraordinary Item                   49.1        41.4           75.6        82.7

Extraordinary Item                                  ---       (11.7)           ---       (13.4)
                                               -------     --------       --------      --------
Net Income                                         49.1        29.7           75.6        69.3

Less Preferred Dividends                            0.2         2.4            0.5         4.9
                                               --------    --------       --------    --------
Net Income Applicable
        To Common Stock                        $   48.9    $   27.3       $   75.1    $   64.4

Basic Earnings Per Share
-------------------------------------
Income From Continuing Operations              $   0.44    $    0.31      $    0.68   $    0.70
Discontinued Operations                             ---         0.07           ---         0.07
Extraordinary Item                                  ---        (0.11)          ---        (0.13)
                                               --------     --------      --------    --------
Net Income                                     $   0.44    $    0.27       $   0.68   $    0.64

Weighted Average Shares Outstanding               110.7       101.1          110.9       100.9

Diluted Earnings Per Share
-------------------------------------
Income From Continuing Operations              $   0.44         0.31       $   0.68   $    0.69
Discontinued Operations                             ---         0.07           ---         0.07
Extraordinary Item                                  ---        (0.11)          ---        (0.13)
                                               --------     --------      --------     --------
Net Income                                     $   0.44    $    0.27       $   0.68   $    0.63

Weighted Average Shares Outstanding              111.5        101.8          111.7       108.5

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